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                                                                      EXHIBIT 11
                                                                      ----------


                        CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                       YEAR ENDED JULY 31,
                                         -----------------------------------------------
                                              1997             1996              1995
                                         ------------     -------------     ------------
Primary loss per share:

Weighted average number of shares
 outstanding:

Common                                     49,732,025        49,234,007       49,659,991

Shares deemed outstanding from:

  Assumed issuance of deferred
   compensation awards                        105,000           105,000          105,000
  Assumed exercise of stock
   options                                    139,870           304,309          616,727
                                         ------------     -------------     ------------

  Total                                    49,976,895        49,643,316       50,381,718
                                         ============     =============     ============

Net loss                                 $(40,214,000)    $(100,424,000)    $(18,920,000)
                                         ------------     -------------     ------------

Primary loss per share                   $      (0.81)    $       (2.04)    $      (0.38)
                                         ============     =============     ============

Fully diluted loss per share:

Weighted average number of shares
 outstanding, as above                     49,976,895        49,643,316       50,381,718

Shares deemed outstanding from
 the assumed conversion of
 convertible subordinated
 debentures                                 1,604,877         1,604,877        1,919,411

Additional shares deemed
 outstanding from the assumed
 exercise of stock options                     50,577            27,529           10,651
                                         ------------     -------------     ------------
  Total                                    51,632,349        51,275,722       52,311,780
                                         ============     =============     ============

Additional income from the
 elimination of the interest cost of
 the convertible subordinated
 debentures, net of income tax effect    $  1,597,957     $   1,565,397     $  1,821,709

Fully diluted loss per share             $      (0.81)    $       (2.04)    $      (0.38)
                                         ============     =============     ============

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